Exhibit 10.9

HIBBETT, INC.
AMENDED AND RESTATED
2015 EQUITY INCENTIVE PLAN

ARTICLE 1
GENERAL

1.1     Purpose. The Hibbett, Inc. Amended and Restated 2015 Equity Incentive Plan (the “Plan”) is established by Hibbett, Inc. (the “Company”) to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company and its Member Companies, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

1.2     Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Recipients (including transferees of Eligible Recipients to the extent the transfer is permitted by the Plan and the applicable Award Agreement), those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.

1.3     Operation, Administration, and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of ARTICLE 4 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Article 8 of the Plan).

ARTICLE 2
OPTIONS AND SARS

2.1 Definitions.

(a) The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Any Option granted under this ARTICLE 2 may be either an incentive stock option (an “ISO”) or a nonqualified option (“NQO”), as determined in the discretion of the Committee. An “ISO” is an Option that satisfies the requirements applicable to an “incentive stock option” described in Section 422(b) of the Code. An “NQO” is an Option that is not intended to be an ISO. ISOs may be granted only to employees of the Company or any Subsidiary that is a Member Company. The terms and conditions of each ISO shall be such that each ISO issued hereunder shall constitute and be treated as an “incentive stock option” as defined in Section 422 of the Code. To the extent required by Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which ISOs granted under this Plan and any other plan of the Company or any Member Company become exercisable for the first time by a Participant during any calendar year shall not exceed $100,000. To the extent that any Option does not qualify as an ISO, it shall be deemed an NQO.

(b) A stock appreciation right (“SAR”) entitles the Participant to receive, in cash or Stock, value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee. The Committee may limit the amount that can be received when a SAR is exercised.

2.2 Exercise Price. The “Exercise Price” of each Option and SAR granted under this ARTICLE 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted; except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant. Except as set forth in Section 4.2(f) and Section 5.1, without prior stockholder approval, in no event may the Committee exercise its discretion to reduce the Exercise Price of outstanding Options or SARs or to cancel any outstanding Options or SARs in exchange for cash, Options or SARs having a lower exercise price of the original Awards, or other Awards.

2.3 Exercise. Each Option and SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.

2.4 Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this ARTICLE 2 shall be subject to the following:

(a) Subject to the following provisions of this Section 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in Section 2.4(c), payment may be made as soon as practicable after the exercise).

(b) The Exercise Price shall be payable in cash or by tendering, by either actual delivery of shares or by attestation, already-owned shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

(c) Subject to compliance with applicable law (including observance of any “blackout” period and Section 4.17), the Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise. In the event the Participant chooses to pay the Exercise Price as so provided, the Participant and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure.

(d) With respect to Options that are not ISOs, the Committee may permit payment of the Exercise Price by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate Exercise Price.

(e) Permitted exercise methods may be limited by the terms of the individual Award Agreement or otherwise by the Committee at any time.

(f) Settlement of Award. Settlement of Options and SARs is subject to Section 4.7.

ARTICLE 3
OTHER STOCK AWARDS

3.1 Definitions.

(a) A “Stock Unit” Award is the grant of a right to receive shares of Stock in the future.

(b) A “Performance Share” Award is a grant of a right to receive shares of Stock or Stock Units which is contingent on the achievement of performance or other objectives during a specified period.

(c) A “Performance Unit” Award is a grant of a right to receive a designated dollar value amount of Stock which is contingent on the achievement of performance or other objectives during a specified period.

(d) A “Restricted Stock” Award is a grant of shares of Stock, and a “Restricted Stock Unit” Award is the grant of a right to receive shares of Stock in the future, with such shares of Stock or right to future delivery of such shares of Stock subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

3.2     Restrictions on Awards. Each Stock Unit Award, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award, and Performance Unit Award shall be subject to the following:

(a) Any such Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.

(b) The Committee may designate whether any such Award being granted to any Participant is subject to performance conditions. The performance conditions that may be used by the Committee for such Award shall be based on the attainment of any performance goals, as selected by the Committee, that are related to (i) sales increases (including comparable store sales), (ii) profits and earnings on a pre-tax or post-tax basis (including operation income, EBIT and EBITDA), (iii) cash (such as cash flow, cash generation or other cash measures), (iv) shareholder value or total shareholder return (such as stock price appreciation), (v) financial condition or liquidity; (vi) financial return measures (such as return on assets, capital, equity or sales), (vii) market share measures, (viii) improvements in capital structure, (ix) expenses (such as operating expense, expense management, expense ratio, expense efficiency ratios), (x) business expansion or consolidation (such as acquisitions and divestitures), (xi)

internal rate of return or increase in net present value, (xii) working capital targets (such as those relating to inventory and/or accounts receivable), (xiii) productivity improvement, (xiv) inventory measures (such as turns, reduction or shrink) or (xv) any other quantitative or qualitative performance as may be determined by the Committee in its discretion. Such goals may be stated in absolute terms, relative to comparison companies or indices, as increases over past time periods, as ratios (such as earnings per share), or as returns on any of the foregoing measures over a period of time. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance goals unsuitable, the Committee may in its discretion modify such performance goals or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

ARTICLE 4
OPERATION AND ADMINISTRATION

4.1 Effective Date. The Plan was originally effective July 1, 2015. The effective date of this Plan, as amended and restated, shall be the date of the 2020 annual meeting of shareholders (the “Amended Plan Effective Date”), subject to the approval of the Company’s shareholders. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan on or after the ten year anniversary of the Amended Plan Effective Date.

4.2     Shares Subject to Plan. The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a) The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

(b) Subject to the following provisions of this Section 4.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be the sum of (i) 1,500,000 shares of Stock added to the Plan as of the Amended Plan Effective Date, and (ii) 2,954 shares of Stock remaining in the Plan as of April 13, 2020, for a cumulative total of 1,502,954 shares of Stock available for issuance after April 13, 2020 (the “Share Reserve”). All shares of Stock under the Share Reserve may be issued as ISOs.

(c) Subject to Section 4.2(d), whenever any outstanding Award or portion thereof expires, is canceled, is forfeited, is settled in cash or is otherwise terminated for any reason without having been exercised or Stock having been issued in respect of the Award (or such portion thereof to which the expiration, forfeiture, cash settlement or other termination occurs), the Stock allocable to the expired, canceled, forfeited, cash-settled or otherwise terminated portion of the Award may again be the subject of Awards granted hereunder and shall be added back to the Share Reserve.

(d) The following shares of Stock shall not be added to Share Reserve: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the Exercise Price or tax withholding and (ii) shares of Stock subject to a SAR that are not issued in connection with the stock settlement of the SAR upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan.

(e) Substitute Awards shall not reduce the shares of Stock authorized for issuance under the Share Reserve. Additionally, in the event that a company acquired by the Company or any Affiliate or Subsidiary or with which the Company or any Affiliate or Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for issuance pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Stock authorized under the Share Reserve; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company, an Affiliate or a Subsidiary prior to such acquisition or combination.

(f) To prevent the dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, in the event of any stock dividend, recapitalization, stock split, reverse stock split, extraordinary dividend, reorganization, merger, consolidation, spin-off, combination or other similar corporate transaction or event affecting the Stock with respect to which Awards have been or may be issued under the Plan

(any such transaction or event, a “Corporate Transaction”), then the Committee shall, in such manner as the Committee deems equitable: (A) make a proportionate adjustment in (1) the maximum number and type of securities as to which awards may be granted under the Plan, (2) the number and type of securities subject to outstanding Awards, (3) the grant or Exercise Price with respect to any such Award, (4) the performance targets and goals applicable to any outstanding Awards, and (5) any other provisions or terms of an Award deemed equitable or necessary by the Committee; provided, in each case, that with respect to ISOs, no such adjustment shall be authorized to the extent that such adjustment would cause such options to fail to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision, and with respect to all Options, any such adjustment shall be consistent with provisions of Treasury Regulations promulgated under Section 409A of the Code or any successor provisions; or (B) cause any Award outstanding as of the effective date of the Corporate Transaction to be cancelled in consideration of a cash payment or alternate Award (whether from the Company or another entity that is a participant in the Corporate Transaction) or a combination thereof made to the holder of such cancelled Award substantially equivalent in value to the Fair Market Value of such cancelled Award. The determination of Fair Market Value shall be made by the Committee or the Board, as the case may be, in their sole discretion. Any adjustments made hereunder shall be binding on all Participants.

4.3     General Restrictions. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be affected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

4.4     Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Stock which the Participant already owns, or through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan. In determining the procedures by which shares of Stock will be withheld for withholding taxes, to the extent required to avoid the Company’s incurring an adverse accounting charge, the amount of any shares of Stock so withheld shall not exceed the amount necessary to satisfy withholding taxes determined using the maximum statutory withholding rates for federal, state, local and/or foreign tax purposes.

4.5     Grant and Use of Awards. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Member Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Member Company). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Member Company, including the plans and arrangements of the Company or a Member Company assumed in business combinations.

4.6     Dividends and Dividend Equivalents. An Award may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award, which payments may be credited to an account for the Participant and may be settled in cash or Stock, as determined by the Committee; provided, that no such dividend payments or dividend equivalents shall be paid or accrued with respect to Options or SARs, other than pursuant to Section 4.2(f) in the event of a Corporate Transaction. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents. No Award under this Plan may provide for the payment of dividends or dividend equivalent rights unless, and only to the extent that, the underlying Award becomes fully vested.

4.7     Settlement of Awards. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. In lieu of issuing a fraction of a share upon any exercise of an Award, resulting from an adjustment of the Award pursuant to Section 4.2(f) of the Plan or otherwise, the

Company will be entitled to pay to the Participant an amount equal to the Fair Market Value of such fractional share. Satisfaction of any obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Stock equivalents provided that such rules and procedures satisfy the requirements of Section 409A of the Code. No deferral is permitted for Options or SARs. Each Member Company shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Member Company by the Participant. Any disputes relating to liability of a Member Company for cash payments shall be resolved by the Committee.

4.8     Transferability. Except as otherwise permitted by the Committee:

(a) During a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant, or by the Participant’s legal representative or guardian in the event of the Participant’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a Participant other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void. Notwithstanding the forgoing, the Committee, in its sole discretion, may provide either in the Award Agreement regarding a given Award or by subsequent written approval that the Participant may transfer his or her NQOs to his or her immediate Family Members, to trusts for the benefit of such Family Members, or to partnerships in which such Family Members are the only partners; provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a Participant for value.

(b) Awards may be exercised or claimed on behalf of a deceased Participant or other person entitled to benefits under the Plan by the beneficiary of such Participant or other person if the Company has a valid designation of such beneficiary on file, or otherwise by the personal legal representative of such Participant or other person. If no beneficiary has been designated by a deceased Participant, or if the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate.

4.9     Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall comply with Section 409A of the Code and be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

4.10     Agreement with Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature is required.

4.11     Action by Company or Member Company. Any action required or permitted to be taken by the Company or any Member Company shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

4.12     Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

4.13     Limitation of Implied Rights.

(a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Member Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Member Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Member Company, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Member Company shall be sufficient to pay any benefits to any person.

(b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any Member Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

4.14     Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

4.15     Minimum Vesting Period. The vesting period for each Award granted under the Plan must be at least equal to the Minimum Vesting Period; provided, however, nothing in this Section shall limit the Committee’s authority to accelerate the vesting of Awards as set forth in the Plan; and, provided further, notwithstanding the foregoing, up to 5% of the Share Reserve may be utilized for Awards with a vesting period that is less than the Minimum Vesting Period (each such Award, an “Excepted Award”). In addition to Excepted Awards, the Committee may grant Awards that vest (or permit previously granted Awards to vest) within the Minimum Vesting Period (i) if such Awards are granted as substitute Awards in replacement of other Awards (or awards previously granted by an entity being acquired (or assets of which are being acquired)) that were scheduled to vest within the Minimum Vesting Period or (ii) if such Awards are being granted in connection with an elective deferral of cash compensation that, absent a deferral election, otherwise would have been paid to the Participant within the Minimum Vesting Period.

4.16     Clawback Policy. Each Participant’s rights, payments, and benefits pursuant to any Award shall be subject to mandatory repayment by the Participant to the Company (i) to the extent set forth in any Award Agreement, or (ii) to the extent that such Participant is, or in the future becomes, subject to (A) any “clawback” or recoupment policy adopted by the Committee, including policies adopted to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (B) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

4.17     Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

4.18     Section 409A of the Code. Any Award granted under this Plan shall be provided or made in a manner and at such time, in such form and subject to such election procedures (if any), as complies with the applicable requirements of Section 409A of the Code to avoid a plan failure described in Section 409A(a)(1), including without limitation, deferring payment to a specified employee or until the occurrence of a specified event described in Section 409A(a)(2) of the Code. Notwithstanding any other provision hereof or document pertaining hereto, the Plan shall be so construed and interpreted to meet the applicable requirements of Section 409A of the Code to avoid a plan failure described in Section 409A(a)(1) of the Code. Notwithstanding this or any other provision of the Plan to the contrary, the Committee may amend the Plan or any Award granted hereunder in any manner, or take any other action, that it determines, in its sole discretion, is necessary, appropriate or advisable to cause the Plan or any Award granted hereunder to comply with Section 409A and any guidance issued thereunder. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A and shall be final, binding and conclusive on all Participants and other individuals having or claiming any right or interest under the Plan. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

ARTICLE 5
CHANGE OF CONTROL

Subject to the provisions of Section 4.2(f) (relating to the adjustment of shares), and except as otherwise provided in the Plan or the Award Agreement reflecting the applicable Award, upon the occurrence of a Change of Control the following provisions shall apply:

5.1     Awards Assumed. Unless otherwise provided in an applicable Award Agreement, other written agreement or plan, or by the Committee at any time, in the event of a Change in Control in which the entity surviving the Change in Control (a “Successor”) assumes or substitutes for an Award, the original terms of such

Award shall continue in effect as adjusted pursuant to Section 4.2(f); provided, that any performance provisions of any performance-based Awards (for which the applicable performance period has not yet ended) shall be deemed to be fully achieved at target performance levels and such Award shall revert to a solely time-based vesting award for the remainder of the performance period; provided, further, that if the Participant’s employment with the Successor is terminated without Cause by the Successor, or terminates for Good Reason by the Participant or on account of the Participant’s death or Disability following such Change in Control, (i) such Participant’s Options and SARs outstanding as of the date of such termination will immediately vest, become fully exercisable, and may thereafter be exercised as provided in the applicable Award Agreement, and (ii) restrictions, limitations and other conditions applicable to such Participant’s other Stock-based Awards outstanding as of the date of such termination shall lapse and the Stock underlying such Awards shall thereupon be fully vested and issued to the Participant free of all restrictions, limitations and conditions.

5.2     Awards Not Assumed. In the event of a Change in Control in which the Successor does not assume or substitute a substantially equivalent award for an Award, upon the effective time of the Change in Control, the Plan and all outstanding Awards hereunder shall terminate. In such case, except as otherwise provided in an applicable Award Agreement, other written agreement or plan, or by the Committee at any time, all Options and SARs that are not vested and exercisable immediately prior to the effective time of the Change in Control shall become fully vested and exercisable as of immediately prior to the effective time of the Change in Control, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of immediately prior to the effective time of the Change in Control, and all performance-based Awards shall become vested and nonforfeitable in connection with the Change in Control at target performance levels. In the event of such a termination of the Plan and the Awards hereunder, the Company shall have the option (in its sole discretion) to (i) make or provide for a payment, in cash or in kind, to Participants holding Options and SARs, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Fair Market Value of a share of Stock in the Change in Control multiplied by the number of shares subject to outstanding Options and SARs (to the extent then exercisable at prices not in excess of the Fair Market Value of a share) and (B) the aggregate Exercise Prices of all such outstanding Options and SARs; or (ii) permit each Participant, within a specified period of time prior to the consummation of the Change in Control as determined by the Committee, to exercise all outstanding Options and SARs (to the extent then exercisable) held by such Participant. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the Participants holding other Awards in an amount equal to the Fair Market Value of a share of Stock in the Change in Control multiplied by the number of vested shares under such Awards. In the case of an Option or SAR with an Exercise Price equal to or greater than the Fair Market Value of a share of Stock in the Change in Control, such Option or SAR shall be cancelled for no consideration.

5.3     No Gross Up. If, with respect to a Participant, the treatment of an Award as provided in Section 5.1 or Section 5.2 could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code, and together with any other payments which such Participant has the right to receive from the Company, any Successor or any Affiliate of any of them, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), under no circumstances shall the Participant be entitled to receive a “gross up” payment from the Company to offset any applicable excise tax imposed thereon by Section 4999 of the Code.

ARTICLE 6
COMMITTEE

6.1     Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this ARTICLE 6. The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board who are not employees of the Company or any Member Company. Unless otherwise determined by the Board, the Compensation Committee of the Board shall serve as the Committee for purposes of the Plan. If at any time the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

6.2     Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

(a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Recipients those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish and modify the terms, conditions, performance criteria, restrictions, and other provisions of such Awards (which terms and conditions may differ among individual Awards and Participants), and (subject to the restrictions imposed by ARTICLE 7) to cancel or suspend Awards.

(b) To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(c) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, to determine the duration and purposes for leaves of absence which may be granted to a Participant on an individual basis without constituting a termination of employment or service for purposes of the Plan, to decide all disputes arising in connection with the Plan, to otherwise supervise the administration of the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company, and applicable state corporate law.

6.3     Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

6.4     Information to be Furnished to Committee. The Company and Member Companies shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Member Companies as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

ARTICLE 7
AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and further provided that adjustments pursuant to Section 4.2(f) shall not be subject to the foregoing limitations of this ARTICLE 7. Amendments to this Plan shall be subject to shareholder approval to the extent such approval is required by applicable law or applicable requirements of any securities exchange or similar entity.

ARTICLE 8
DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

(a) Affiliate. The term “Affiliate” means any organization (other than a Subsidiary) that would be treated as under common control with the Company under § 414(c) of the Code if “50 percent” were substituted for “80 percent” in the income tax regulations under § 414(c) of the Code.

(b) Award. The term “Award” shall mean any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Stock Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Unit Awards, and Performance Share Awards.

(c) Board. The term “Board” shall mean the Board of Directors of the Company.

(d) Cause. The term “Cause” shall mean, unless otherwise provided in an applicable Award Agreement or other contractual agreement between the Participant and the Company, (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform his assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. A Participant’s termination of service may also be deemed for Cause if the Company discovers grounds constituting Cause existed prior to the date of such termination.

(e) Change of Control. The term “Change of Control” shall mean (i) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (ii) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, (iii) a successful tender offer for the Common Stock of the Company, after which the tendering party holds more than 40% of the issued and outstanding Common Stock of the Company, (iv) a merger, consolidation, share exchange, or other transaction to which the Company is a party pursuant to which the holders of all of the shares of the Company outstanding prior to such transaction do not hold, directly or indirectly, at least 60% of the outstanding shares of the surviving company after the transaction, or (v) the individuals who, as of the Amended Plan Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that (A) if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered a member of the Incumbent Board and (B) that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of the actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest, in each case outside of a purported or potential “take over” context.

(f) Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(g) Disability. The term “Disability” means, unless otherwise defined in an applicable Award Agreement or other contractual agreement between the Participant and the Company, a period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician approved by the Committee, is expected to have a duration of not less than 120 days.

(h) Eligible Recipient. The term “Eligible Recipient” shall mean any employee of the Company or a Member Company and any of those consultants and independent contractors of the Company or a Member Company who are natural persons. An Award may be granted to an employee, consultant or independent contractor in connection with the conclusion of such employee, consultant or independent contractor’s performance of services and separation from the Company or its Member Companies. The effect of discontinuity in an Eligible Recipient’s service with the Company or its Member Companies on any outstanding Award shall be at the discretion of the Committee.

(i) Fair Market Value. For purposes of determining the “Fair Market Value” of a share of Stock as of any date, the following rules shall apply:

(i) If the principal market for the Common Stock is a national securities exchange or the NASDAQ Stock Market, then the “Fair Market Value” as of that date shall be the closing sale price of the Common Stock on the principal exchange or market on which the Common Stock is then listed or admitted to trading on such date.

(ii) If sale prices are not available or if the principal market for the Stock is not a national securities exchange and the Stock is not quoted on the NASDAQ Stock Market, the average between the highest bid and lowest asked prices for the Stock on such day as reported on the NASDAQ OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.

(iii) If the day is not a business day, and as a result, paragraphs (i) and (ii) next above are inapplicable, the Fair Market Value of the Stock shall be determined as of the next earlier business day. If paragraphs (i) and (ii) next above are otherwise inapplicable, then the Fair Market Value of the Stock shall be determined in good faith by the Committee.

(j) Family Member. The term “Family Member” shall mean a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant of the Participant), a trust in which these persons (or the

Participant) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50 percent of the voting interests.

(k) Good Reason. The term “Good Reason” means, unless otherwise provided in an applicable Award Agreement or other contractual agreement between the Participant and the Company, (i) a material reduction in Participant’s base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company, or (ii) the relocation of the office at which Participant is to perform the majority of Participant’s duties following a Change in Control to a location more than fifty (50) miles from the office at which Participant worked immediately prior to the Change in Control. A Participant shall not be deemed to have Good Reason unless the Participant gives the Company written notice that the specified conduct or event has occurred and the Company fails to cure such conduct or event within thirty (30) days of receipt of such notice.

(l) Member Company. The term “Member Company” means any “parent corporation” or “subsidiary corporation” (within the meaning of Section 424 of the Code) of the Company, including a corporation that becomes a Member Company after the adoption of this Plan, that the Board or Committee designates or otherwise approves as a participating employer in the Plan, and may include for all purposes of the Plan (other than the qualification of an Option as an ISO) any Affiliate of the Company with respect to whose employees and other service providers the Stock constitutes “service-recipient stock” within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(iii).

(m) Minimum Vesting Period. The term “Minimum Vesting Period” means the one-year period following the date of grant of an Award.

(n) Retirement. The term “Retirement” means, unless otherwise provided in an applicable Award Agreement or other contractual agreement between the Participant and the Company, retirement of a Participant from the employ or service of the Company after the date the Participant attains age sixty-five (65), following at least five (5) years of continuous service with the Company, or with the approval of the Committee, in conjunction with the pre-approved succession plan.

(o) Stock. The term “Stock” shall mean shares of common stock of the Company.

(p) Subsidiary. The term “Subsidiary” means a corporation which is a subsidiary corporation (within the meaning of § 424(f) of the Code) of the Company.

(q) Substitute Awards. The term “Substitute Awards” means Awards granted or shares of Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Affiliate or Subsidiary or with which the Company or any Affiliate or Subsidiary combines.

End of Exhibit 10.9